Exhibit 99.(h)(v)

ARIEL INVESTMENT TRUST

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Mellody L. Hobson, John W. Rogers, Jr., Arthur Don, Mareilé B. Cusack, Wendy D. Fox, and James R. Rooney, and each of them individually, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any post-effective amendments to the registration statement under the Securities Act of 1933 (Registration No. 33-7699) and/or the Investment Company Act of 1940 (Registration No. 811-4786), whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and all appropriate state or federal regulatory authorities. The undersigned hereby ratifies and confirms all that each of the aforenamed attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the 24th day of May, 2016.

/s/ James W. Compton	/s/ William M. Lewis, Jr.
James W. Compton	William M. Lewis, Jr.
Trustee	Trustee

/s/ William C. Dietrich	/s/ Stephen C. Mills
William C. Dietrich	Stephen C. Mills
Lead Independent Trustee	Trustee

/s/ Mellody L. Hobson	/s/ John W. Rogers, Jr.
Mellody L. Hobson	John W. Rogers, Jr.
Chairman of the Board of Trustees,	Trustee
President, and Principal Executive
Officer
/s/ James R. Rooney
James R. Rooney
/s/ Christopher G. Kennedy	Vice President, Chief Financial Officer,
Christopher G. Kennedy	Treasurer, and Principal Financial Officer
Trustee

/s/ James M. Williams
/s/ Merillyn J. Kosier	James M. Williams
Merrillyn J. Kosier	Trustee
Trustee

/s/ Kim Y. Lew
Kim Y. Lew
Trustee